Exhibit 99.7

LETTER TO PARTICIPANTS

IN THE OUTDOOR 401(K) PLAN

In Connection With

the Offer to Exchange

Shares of CBS Corporation Class B Common Stock

for Shares of Common Stock

of CBS Outdoor Americas Inc.

Owned by CBS Corporation

YOUR IMMEDIATE ATTENTION REQUIRED

June 11, 2014

Re: Exchange Offer for Shares of CBS Outdoor Americas Inc. owned by CBS Corporation

Dear Outdoor 401(k) Plan Participant:

The Plan’s records indicate that you have directed that a portion of your account under the Outdoor 401(k) Plan (the “Plan”) be invested in the CBS Class B Company Stock Fund (the “Class B Stock Fund”).

CBS Corporation (“CBS”) is offering to exchange (the “Offer”) up to 97,000,000 shares of common stock, par value $0.01 per share (“Outdoor Americas common stock”), of CBS Outdoor Americas Inc. (“Outdoor Americas”) in the aggregate that are owned by CBS for outstanding shares of CBS Class B common stock, par value $0.001 per share (“CBS Class B common stock”), that are validly tendered and not validly withdrawn. Holders of CBS Class A common stock, par value $0.001 per share (“CBS Class A common stock,” and together with the CBS Class B common stock, the “CBS common stock”), may participate in the Offer by conditionally converting their shares to CBS Class B common stock and tendering such shares. If such tendered shares are not accepted in the Offer, such shares will not be converted into CBS Class B common stock and will remain CBS Class A common stock.

Please note, as described below under “Extension of Class B Stock Fund Closing Date,” because the previously announced closing date for the Class B Stock Fund falls in the middle of the Offer period, we have determined to extend the closing date for the Class B Stock Fund until 4:00 p.m., Eastern Time, on Friday, July 25, 2014, which is following the scheduled expiration of the Offer.

Enclosed are materials related to the Offer and an Instruction Form for your immediate attention. As described below, you have the right to direct whether or not the Vanguard Fiduciary Trust Company, as directed trustee of the Plan (the “Trustee”), will accept the Offer for tender with respect to your proportional interests in the Class B Stock Fund. There will be no fee to you for instructing the Trustee to tender your proportional interest in the Class B Stock Fund.

To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the following materials about the Offer that are enclosed with this notice:

1.	Questions and Answers with Respect to the Tender Rights of Participants in the Outdoor 401(k) Plan;

2.	Outdoor 401(k) Plan “Blackout Period” Notice provided under ERISA;

3.	Prospectus dated June 11, 2014 (the “Prospectus”), including information about CBS that is incorporated by reference into the Prospectus;

4.	Instruction Form; and

5.	Reply Envelope.

Participants may instruct the Trustee to accept the Offer for tender by mail, toll-free telephone call or via the Internet. If instructing the Trustee by mail, Participants should indicate their intention to tender on the enclosed Instruction Form and return the form authorizing the Trustee to accept the Offer for tender, either in the enclosed, pre-addressed envelope or by mailing the form to:

Ellen Philip Associates

Independent Tabulator

Attn: Outdoor 401(k) Plan

134 West 26th Street

New York, NY 10001

A pre-addressed envelope is enclosed for the purpose of returning your Instruction Form. If responding by mail, you should return your completed Instruction Form by mail to Ellen Philip Associates (the “Independent Tabulator”) in ample time to ensure that it is RECEIVED before 1:00 p.m., Eastern Time, on July 3, 2014.

If responding by toll-free telephone call or via the Internet, participants should call 1-866-395-9261 or visit https://www.tabulationsplus.com/cbso before 1:00 p.m., Eastern Time, on July 3, 2014.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that plan assets be held in trust, and the shares of CBS common stock that are the primary assets of the Class B Stock Fund are held in an account that is in the Trustee’s name rather than the Plan’s participants. Consequently, only the Trustee may tender shares of CBS Class B common stock in the Offer. However, you have the ability to direct whether or not the Trustee will tender those shares of CBS Class B common stock representing your proportional interest in the Class B Stock Fund.

You may direct the Trustee to tender all, a whole percentage or none of your proportional interest in the Class B Stock Fund. The Trustee will tender shares of CBS Class B common stock by aggregating all Plan participant instructions, but only in accordance with your instructions as well as those of the other Plan participants. Unless you affirmatively instruct the Trustee to tender, you will be deemed to have instructed the Trustee to tender none of your proportional interest in the Class B Stock Fund in the Offer.

The remainder of the documents enclosed in this packet summarize the Offer, your rights under the Plan and the procedures for directing the Trustee regarding the Offer. You should also read carefully the Prospectus in its entirety and the other documents to which it refers.

BACKGROUND

CBS has decided to pursue the exchange offer to separate Outdoor Americas in a tax-efficient manner. The exchange offer is subject to various conditions described in the Prospectus under “The Exchange Offer—Conditions to Completion of the Exchange Offer” that must be satisfied or waived. For example, CBS is not required to complete the Offer unless (i) a predetermined number of shares of Outdoor Americas common stock will be distributed in exchange for shares of CBS Class B common stock that are tendered in the Offer, (ii) CBS receives an opinion of counsel to the effect that the Offer will qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code of 1986, as amended, and (iii) the private letter rulings from the Internal Revenue Service regarding the Offer and Outdoor Americas’ qualification as a REIT, among other things, continue to be effective and valid. CBS may waive any or all of the conditions to the Offer, subject to limited exceptions. Outdoor Americas has no right to waive any of the conditions to the Offer.

The Offer applies to the shares of CBS Class B common stock that are held by the Trustee of the Plan in the Class B Stock Fund. Only the Trustee, as directed trustee of the Plan, can tender shares of CBS Class B common stock in the Offer that are held by the Plan. However, you have the ability to direct whether or not the Trustee will tender those shares of CBS Class B common stock representing your proportional interest in the Class B Stock Fund. The Trustee will tender shares of CBS Class B common stock representing your proportional interest in the Class B Stock Fund solely in accordance with your instructions, and the Trustee will not tender any portion your proportional interest in the Class B Stock Fund for which it does not receive timely and complete instructions.

NONE OF CBS, OUTDOOR AMERICAS, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE TRUSTEE, THE INDEPENDENT TABULATOR, THE INFORMATION AGENT, THE PLAN’S RECORDKEEPER OR ANY PLAN FIDUCIARY IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR PROPORTIONAL INTEREST IN THE CLASS B STOCK FUND IN THE OFFER. THE DECISION TO TENDER ALL OR A PORTION OF YOUR PROPORTIONAL INTEREST IN THE CLASS B STOCK FUND LIES SOLELY WITH YOU, THE PARTICIPANT.

CONFIDENTIALITY

To assure the confidentiality of your decision, the Independent Tabulator will collect participant instructions and forward the information to the Trustee. Neither the Independent Tabulator nor the Trustee and its affiliates and agents will make the results of your individual instruction available to the CBS or Outdoor Americas, except as required for proper administration of the Plan.

PROCEDURE FOR DIRECTING TRUSTEE

Deadline to Provide Instructions

If you decide to participate in the Offer, you must complete, sign, date and return the enclosed Instruction Form to the Independent Tabulator, call 1-866-395-9261 or visit https://www.tabulationsplus.com/cbso in sufficient time to ensure that your instructions are RECEIVED by the Independent Tabulator before 1:00 p.m., Eastern Time, on July 3, 2014. For purposes of determining your proportional interest in the Class B Stock Fund that is eligible to be tendered in the Offer, the Trustee will apply your instructions to your proportional interest in the Class B Stock Fund as of 1:00 p.m., Eastern Time, on July 3, 2014. Please refer to the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the Outdoor 401(k) Plan for more information.

If you fail to respond in one of the manners described above such that the Independent Tabulator has not received your instructions before 1:00 p.m., Eastern Time, on July 3, 2014, you will be deemed to have instructed the Trustee to tender none of your proportional interest in the Class B Stock Fund in the Offer.

If you direct the Trustee to tender on your behalf by mail, it is important that you retain the top portion of your Instruction Form containing your unique control number, which you will need if you subsequently decide to change or withdraw your directions to the Trustee.

New Instructions and Withdrawal of Prior Instructions

You can withdraw or change your previously submitted instructions to the Trustee by issuing a new instruction to the Trustee by toll-free telephone call or via the Internet. You may not issue a new instruction by mail. Your new instruction will cancel any prior instruction. Any new instructions must be received by the Independent Tabulator before 1:00 p.m., Eastern Time, on July 3, 2014 in order to be valid. To issue a new instruction by phone, call 1-866-395-9261. To issue a new instruction via the Internet, visit https://www.tabulationsplus.com/cbso.

Extension of the Offer

CBS may elect to extend the Offer for any reason by issuing a press release or other public announcement no later than 9:00 a.m., Eastern Time, the morning after the original expiration date for the Offer. If the Offer is extended by more than two (2) business days, the deadline for Plan participants to instruct the Trustee whether or not to tender may also be extended, if administratively feasible. CBS will determine, in its sole discretion, whether the tender deadline for Plan participants will be extended, and its decision shall be final and binding.

If the deadline is extended for Plan participants, an announcement will be posted to the Plan’s website at www.vanguard.com. Please note, however, that any new deadline for Plan participants may be a different date and time than the deadline applicable to CBS shareholders who hold their shares of CBS common stock outside of the Plan.

NOTICE OF BLACKOUT PERIOD

If a portion of your Plan account is allocated to the Class B Stock Fund, whether or not you instruct the Trustee to tender all or a percentage of your proportional interest in the Class B Stock Fund, the portion of your Plan account allocated to the Class B Stock Fund will be subject to a period of restriction referred to as a “blackout period,” the length of which varies depending on whether or not you instructed the Trustee to tender a portion of your proportional interest in the fund, during which certain Plan transactions are restricted (including loan requests, in-service withdrawals and full or partial distributions). Once the blackout period is lifted, an announcement will be posted to the Plan’s website at www.vanguard.com. It is extremely important that you carefully review the enclosed Blackout Period Notice and the Questions and Answers with Respect to the Tender Rights of Participants in the Outdoor 401(k) Plan so that you are aware of these restrictions and the applicable dates.

EXTENSION OF CLASS B STOCK FUND CLOSING DATE

As communicated to Plan participants in April 2014, the Class B Stock Fund was scheduled to be closed and removed from the Plan investment lineup at 4:00 p.m., Eastern Time, on June 20, 2014. Because the previously announced closing date for the Class B Stock Fund falls in the middle of the Offer period, CBS has determined to extend the closing date for the Class B Stock Fund until 4:00 p.m., Eastern Time, on Friday, July 25, 2014, which is following the scheduled expiration of the Offer.

Any portion of your Plan account which remains invested in the Class B Stock Fund as of 4:00 p.m., Eastern Time, on July 25, 2014 the CBS Sunset Date will be liquidated over a period of up to four (4) business days, beginning on Monday, July 28, 2014, and will be invested in the Plan’s qualified default investment alternative, the Vanguard® Target Retirement Trust, with the target date closest to the year you will reach age 65. During this liquidation period, the assets representing your remaining proportional interest in the Class B Stock Fund will be temporarily restricted, or “frozen,” and certain Plan transactions prohibited (including loan requests, in-service withdrawals and full or partial distributions). After the fund has been liquidated, the freeze will lift, and you will regain your ability to access and reallocate the transferred assets. An announcement will be posted to the Plan’s website at www.vanguard.com once the freeze is lifted.

Please carefully review Question 22 in the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the Outdoor 401(k) Plan for more information about the closure of the Class B Stock Fund.

CLOSING OF THE OUTDOOR AMERICAS COMPANY STOCK FUND

Outdoor Americas does not intend to maintain the new Outdoor Americas Company Stock Fund as an investment option under the Plan. For this reason, the new Outdoor Americas Company Stock Fund will be removed from the Plan’s investment lineup at 4:00 p.m., Eastern Time, on Friday, September 26, 2014. We are advising you of this change now so that you may consider this when deciding whether or not to instruct the Trustee to tender your proportional interest in the Class B Stock Fund in the Offer and, if you choose to participate in the Offer, so that you are aware of your right to move your assets out of the Outdoor Americas Company Stock Fund into other available investment options offered under the Plan in advance of the scheduled closing date of the Outdoor Americas Company Stock Fund.

If after completion of the Offer your Plan account has assets invested in the Outdoor Americas Company Stock Fund, you can transfer the assets to any other investment option before the fund closes at 4:00 p.m., Eastern Time, on September 26, 2014. If your Plan account has any assets invested in the Outdoor Americas Company Stock Fund as of 4:00 p.m., Eastern Time, on September 26, 2014, your assets, together with the assets of all other investors in the fund, will be liquidated over a period of up to four (4) business days, beginning on Monday, September 29, 2014, and will be invested in the Plan’s qualified default investment alternative, the Vanguard® Target Retirement Trust, with the target date closest to the year you will reach age 65. During this liquidation period, the assets representing your remaining proportional interest in the Outdoor Americas Company Stock Fund will be temporarily restricted, or “frozen,” and certain Plan transactions prohibited (including loan requests, in-service withdrawals and full or partial distributions). After the fund has been liquidated, the freeze will lift, and you will regain your ability to access and reallocate the transferred assets. An announcement will be posted to the Plan’s website at www.vanguard.com once the freeze is lifted.

Please carefully review Question 27 in the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the Outdoor 401(k) Plan for more information about the closure of the Outdoor Americas Company Stock Fund.

SHARES HELD OUTSIDE THE PLAN

If you hold shares of CBS common stock outside the Plan, you will receive, under separate cover, Offer materials which can be used to tender such shares. Those Offer materials may not be used to direct the Trustee to tender your proportional interest in the Class B Stock Fund. The instructions to tender or not tender your proportional interest in the Class B Stock Fund may only be made in accordance with the procedures described in this letter and in the enclosed materials. Similarly, the enclosed Instruction Form may not be used to tender shares of CBS common stock held outside the Plan.

FURTHER INFORMATION

For more details, please refer to the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the Outdoor 401(k) Plan and Blackout Period Notice, which address in detail the impact to the Plan.

If you require additional information concerning the procedure to tender your proportional interest in the Class B Stock Fund, please contact the Information Agent, Georgeson Inc., toll-free at 1-800-509-0984, to obtain additional information concerning the terms and conditions of the Offer and updated information on expiration dates and deadlines. If you would like to speak with a live operator, please call between the hours of 9:00 a.m. to 11:00 p.m. Eastern Time, Monday through Friday, and 12:00 p.m. to 6:00 p.m. Eastern Time on Saturdays.

For information about the Plan, you may visit the Plan’s website at www.vanguard.com, or call The Vanguard Group Inc., the Plan’s Recordkeeper, toll free at 1-800-523-1188 (Monday through Friday from 8:30 a.m. through 9:00 p.m. Eastern Time).